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                                                                    EXHIBIT 99.1
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                           CONTANGO OIL & GAS COMPANY

                                                                    NEWS RELEASE

  Contango Oil & Gas Company Announces Reserve Acquisition and Expanded Credit
                                    Facility

     JANUARY 8,2002 - HOUSTON, TEXAS - Contango Oil & Gas Company (AMEX:MCF) announced today that it has increased its ownership interest in its core South Texas Exploration Property (STEP). The $11 million acquisition purchased an estimated 6.1BCFE of proved developed producing reserves or approximately $1.61/Mmbtue. The acquisition is being funded with cash on hand and increased availability under an expanded $17 million secured oil and gas revolving credit facility provided by Guaranty Bank. Contango also expects to close an additional $4 million acquisition of STEP proved developed producing reserves in two separate transactions scheduled for April and June of this year. The actual acquisition prices will be based on natural gas and crude prices in effect at the time of the anticipated April and June closings.

     Kenneth R. Peak, Chairman and Chief Executive Officer, said, "This acquisition comes at an opportune time and dovetails well with our growth strategy. I believe we are at the bottom in the interest rate cycle and nearing a bottom in natural gas prices. Thus, this acquisition allows us to leverage our balance sheet at relatively low interest costs - 3.9% is our initial LIBOR based advance rate - with anticipated natural gas price increases in the future. As a result of this acquisition and our successful STEP exploration program, which has one remaining exploration well to be drilled, we have handily replaced our expected production of 6.5 BCFE for the fiscal year ending June 30, 2002. Our current production of approximately 15 MMcfed will be increased to approximately 20 MMcfed with no increase in G&A costs."

     Contango is a Houston-based, independent natural gas and oil company. The Company explores and acquires natural gas and oil properties primarily onshore in the Gulf Coast, offshore Gulf of Mexico and the Rocky Mountains. Additional information can be found on our web page at www.contango-oandg.com.
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     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the company's current views with respect to future events that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the company's publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Contango Oil & Gas Company                             For information, contact:
3700 Buffalo Speedway, Suite 960                       Kenneth R. Peak
Houston, Texas 77098                                   (713) 960-1901
www.contango-oandg.com
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